EXHIBIT 10.36

STATE OF NORTH CAROLINA

COUNTY OF WAKE

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into as of this 28th day of November, 2016, by and between ATEB PROPERTIES LLC, a North Carolina limited liability company (hereinafter "Landlord") with an address of 11125 Forest Pines Drive, Raleigh, North Carolina 27614 and ATEB, INC., a North Carolina corporation with an address of 11125 Forest Pines Drive, Raleigh, North Carolina 27614 (hereinafter "Tenant").

WITNESSETH:

WHEREAS, Landlord is the owner of that certain parcel of real estate with a street address of 11125
Forest Pines Drive, Raleigh, Wake County, NC 27614 and more legally described on Exhibit A attached hereto on which is located a 65,653 square foot building and other improvements located thereon (the "Base Premises");

WHEREAS, Tenant desires to lease the Base Premises from Landlord;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, including, without limitation, the covenant to pay rent and other good and valuable consideration, Landlord and Tenant hereby agree as follows:

1. PREMISES. Landlord leases to Tenant and Tenant leases from Landlord 48,153 square feet of the Base Premises (the "Premises") effective as of the Commencement Date of this Lease. The Premises shall be leased to Tenant together with: (i) the exclusive right to use the grounds and all exterior portions of the Base Premises and (ii) the exclusive right to use all Parking Spaces (hereinafter defined) at the Base Premises for purposes of parking, loading, unloading and storing vehicles of Tenant and Tenant's agents, representatives, consultants, subtenants, licensees, invitees, successor and assigns. The term "Parking Spaces" shall mean all vehicle parking spaces of any kind or nature at the Base Premises. Effective as of the second anniversary of the Commencement Date, the Premises leased by the Tenant shall be increased to include the remaining 17,500 square feet of the Base Premises.

2. TERM; EXTENSION PERIODS. The Commencement Date of this Lease shall be effective upon the consummation of the transactions contemplated by that certain Stock Purchase Agreement, dated November 28, 2016 (the "Purchase Agreement"), by and among Omnicell, Inc., a Delaware corporation, Tenant, Ateb Canada Ltd., an Ontario corporation, each of the stockholders and optionholders appearing on the signature pages of the Purchase Agreement, and Kilpatrick Law Group, PLLC, as Stockholders' Agent. For the avoidance of doubt, if the transactions contemplated by the Purchase Agreement are not consummated, this Lease shall not become effective. This Lease shall terminate (unless extended as herein provided) at midnight on the tenth (l0th) anniversary of the Commencement Date (such period, the "Initial Lease Term").

Tenant may, by written notice delivered to Landlord no less than One Hundred Eighty (180) days prior to the expiration of the Initial Lease Term, extend this Lease for one (1) additional period of five (5) years (the "Extension Period"), upon the same terms and conditions as are set forth in this Lease for the Initial Lease Term, and at no more than 95% of the Fair Market Rental Rate for similar properties in Raleigh, North Carolina. Landlord shall deliver to Tenant notice of the Fair Market Rental Rate (the "FMR

Notice") for the extended Term in question within 30 days after Tenant exercises the option to extend. If Tenant disagrees with Landlord's assessment of the Fair Market Rental Rate, then it shall so notify Landlord in writing within ten business days after delivery of such FMR Notice; otherwise, the rate set forth in such notice shall be the Fair Market Rental Rate. If Tenant timely delivers to Landlord written notice that it disagrees with Landlord's assessment of the Fair Market Rental Rate, then Landlord and Tenant shall meet to attempt to determine the Fair Market Rental Rate. If Landlord and Tenant have been unable to agree to a Fair Market Rental Rate within thirty (30) days of Tenant delivering its notice of disagreement to the Landlord, Tenant shall have the opportunity to give notice within 7 days after the expiration of said 30-day period that it declines to exercise the option, in which event the Lease shall expire at the end of the then existing term. If Tenant does not choose to decline to exercise the option, then to make a determination of Fair Market Rental Rate, each of them shall appoint a real estate appraiser who is fully licensed or otherwise qualified under standards then generally recognized in the State of North Carolina, and the two such selected appraisers shall jointly choose one other similarly qualified appraiser. The three named appraisers shall act with promptness to each separately determine the proper Fair Market Rental Rate of the Premises, and after all three (3) have made their determinations, the average of the two values which are the closest together in amount shall be the deemed Fair Market Rental Rate of the Premises for purposes hereof. The costs of the appraisers shall be borne jointly and equally by the parties. For each year of the Extension Period, the annual rental paid shall increase 3% per year over the Fair Market Rental Rate.

Tenant's right to extend tl1is Lease is subject to the further condition that no uncured Default (as hereafter defined in Section 14) by Tenant shall exist, either at the time Tenant's notice of extension is given, or at the commencement of the applicable extension period. The Initial Lease Term together with any properly exercised Extension Period are hereafter called the "Lease Term."

3.     USE. Tenant may use the Premises for all uses supporting the operation of a software development company and associated office uses (the "Business"), and for light assembly related thereto, but for no other use without Landlord's prior written consent, which consent shall not be unreasonably withheld. In no event shall Tenant make any use of the Premises which: (1) violates any Laws (as defined in herein), or any other governmental laws, rules or regulations; (2) violates any recorded restrictive covenants applicable to the Premises; (3) constitutes a nuisance; (4) increases Landlord's casualty insurance premiums (or makes such insurance unavailable to Landlord), or (5) which overloads the Premises or any utility serving the same. Tenant shall not permit its agents, employees, contractors, or invitees to place excessive loads on the parking lots and drives located thereon.

4. RENT. For the purposes of this Lease, all Minimum Rent payable under this Section 4 of this Lease and all Additional Rent payable under this Lease are hereafter together called "Rent." All Rent payable by Tenant shall be paid without previous demand by Landlord, and without setoff or deduction monthly in advance on or before the first day of each calendar month during the Lease Term, unless the Lease Term commences other than on the first day of the month, in which event Minimum Rent at the above rate prorated until the end of the first calendar month of the Lease Term, shall be due. Minimum Rent shall be payable based on the following schedule:

Lease Year	Monthlv Minimum Rent	Annual Minimum Rent
12/08/2016- 12/07/2017	$54,172.13	$650,065.50
12/08/2017 - 12/07/2018	$55,817.35	$669,808.23
12/08/2018- 12/07/2019	$78,400.62	$940,807.49
12/08/2019- 12/07/2020	$80,753.19	$969,038.28
12/08/2020- 12/07/2021	$83,160.47	$997,925.60
12/08/2021- 12/07/2022	$85,677.17	$1,028,125.98

12/08/2022- 12/07/2023	$88,248.57	$1,058,982.89
12/08/2023-12/07/2024	$90,874.69	$1,090,496.33
12/08/2024 - 12/07/2025	$93,610.24	$1,123,322.83
12/08/2025- 12/07/2026	$96,400.49	$1,156,805.86

In addition to such remedies as may be provided under Section 14 of this Lease, Landlord shall be entitled to a late charge for each monthly Minimum Rent payment which is not paid within five (5) days of when due, equal to four (4%) percent of such past due Minimum Rent payment (but in no event greater than the maximum amount permitted by law). All payments by Tenant on this Lease shall first be applied to amounts which are past due until paid in full, prior to the application thereof to any amounts which are not past due.

Landlord shall pay the Taxes (hereinafter defined) charged on the Base Premises to the applicable taxing authority, subject to reimbursement by the Tenant as hereinafter set out. "Taxes" mean the following, to the extent allocable to the Base Premises, and to the extent that the same are payable with respect to the Base Premises during the Lease Term: (i) any real property tax, commercial rental tax, levy, charge, assessment, penalty or tax imposed by any taxing authority against the Base Premises (except that all assessments shall be treated as payable over the longest permitted period for payment thereof but Tenant shall pay any interest component payable as a result of paying such assessments in installments); (ii) any tax or fee on Landlord's right to receive, or the receipt of, rent or income from the Base Premises or against Landlord's business of leasing the Base Premises (but only to the extent that such tax or fee is a substitute for real estate taxes allocable to the Base Premises); provided that Rent received from Tenant shall be treated as the only rent and other income received by Landlord, (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Base Premises by any governmental agency; (iv) any charge or fee replacing, substituting for, or in addition to any tax previously included within the definition of Taxes; and (v) the Landlord's actual, reasonable cost of any tax protest relating to any of the above provided that such protest is done at the request or with the approval of Tenant. "Taxes" do not, however, include: (a) Landlord's federal, state or local income, franchise, net worth, inheritance or estate taxes, (b) excess profits taxes, gift taxes, capital stock taxes, transfer taxes, mortgage or intangible taxes or fees, (c) fines, penalties and interest due to the delinquent payment by Landlord of any tax or assessment comprising Taxes or (d) other taxes to the extent applicable to Landlord's general or net income (as opposed to taxes specific to rents, receipts or income attributable to ownership of or operations solely at the Base Premises), net worth or capital.

The Landlord shall have no obligation to contest or litigate the imposition of any Taxes.

4.1 ADDITIONAL RENT: Tenant shall assume all charges related to the Premises. Tenant shall pay as Additional Rent, which Additional Rent shall be payable at the same time as, and in addition to, the Minimum Rent, Tenant's Proportionate Share (hereafter defined) of the Operating Expenses as defined below. Tenant's Proportionate Share of the Operating Expenses shall be determined by multiplying the total cost thereof by a fraction, the numerator of which is the square footage of the Premises, and the denominator of which is the total square footage in the Base Premises and shall be (i) 73.33% from the Commencement Date through the second anniversary of the Commencement Date and (ii) 100.00% from and after the second anniversary of the Commencement Date during the Lease Tenn.

Landlord shall estimate the Additional Rent annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Minimum Rent is due, an amount equal to one-twelfth (1/12) of the estimated Additional Rent. Tenant shall be responsible for delivering the Additional Rent at the same time and in the same manner as the Minimum Rent is paid. If the Operating Expenses increase during a calendar year, Landlord may increase the estimated Additional Rent during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Additional Rent divided by the number of months remaining in such year. Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Additional Rent. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Additional Rent for the preceding calendar year and the estimated amount paid by Tenant during such year. This Section 4.1 shall survive the expiration or any earlier termination of this Lease.

Late payments of additional rent shall be subject to the same late charge as set forth in the preceding paragraph.

"Operating Expenses" shall mean the amount of all of Landlord's costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Base Premises in good condition and repair for a particular calendar year as Landlord sees fit, including by way of illustration and not limitation, the following: all Taxes, insurance premiums and deductibles; costs associated with providing Premises security; repair costs; landscape maintenance costs; license, permit and inspection fees; management fees; administrative and association fees; supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Base Premises; maintenance (including snow and ice removal from driveways and sidewalk areas), landscaped areas, and lighting; maintenance and repair costs for stormwater facilities and retention ponds; and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association. The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord), and only the amortized portion shall be included in Operating Expenses.

Estimated Operating Expenses Per Annum @ 100.00%

Taxes	$100,000
Exterminator	$2,200
Waste/Refuse	$4,500
Security	$12,500
Landscaping	$8,000
Management/Administrative Fees	$35,000
POA Dues/Stormwater Facilities	$5,000

5. UTILITIES: HVAC MAINTENANCE AND JANITORIAL SERVICES.
Notwithstanding anything to the contrary in this Lease (including, without limitation, under Section 4), Tenant shall directly pay all charges for: (a) utilities serving the Base Premises, including, without limitation, electricity, telephone, gas, water, and sewer and charges for installation and initiation of such utilities, (b) repair, replacement, operation and maintenance of the heating, ventilation and air-conditioning system for the Base Premises and (c) cleaning and other janitorial services, tools and supplies for the Base Premises (such foregoing charges, the "Tenant Direct Charges", none of which shall be payable by Tenant to Landlord as Additional Rent). During the first two (2) years of the Lease Term, Tenant shall be reimbursed by Landlord the Landlord's proportionate share of 26.67% of the Tenant Direct Changes. Such payment shall be made within fifteen (15) Business Days after Tenant delivers Landlord an invoice therefor, which invoices shall be delivered by Tenant to Landlord, together with copies of the bills from the relevant service provider.

6. TENANT'S ACCEPTANCE AND MAINTENANCE OF PREMISES.

A. "As Is" Condition. Tenant's occupancy of the Premises represents to the Landlord that Tenant has examined and inspected the same, finds them to be as represented by the Landlord, and satisfactory for Tenant's intended use; and evidences Tenant's acceptance of the Premises in all respects "AS IS" and "WHERE IS". Landlord represents and warrants that, as of the date hereof and to the best of Landlord's knowledge, and without independent inquiry or investigation, the Premises is currently in compliance with all applicable laws, including without limitation, environmental laws and zoning and building codes.

B. Tenant Maintenance and Repair. Tenant shall take good care of the Premises and the fixtures, and appurtenances therein and thereon during the full Lease Term, and shall perform all maintenance and make all repairs at Tenant expense to the Premises thereon necessary to keep the same in good order and condition, excluding those items which are Landlord's responsibility pursuant to the terms of this Lease. Except as provided for in Section 12 hereof, Tenant shall not install or affix anything to the roof or exterior surfaces of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

C. Landlord's Maintenance and Repair. Landlord's only obligations with respect to the repair and maintenance of the Premises under this Section 6 and for which Landlord shall be solely financially responsible shall be: (1) for repairs necessitated by the negligence or willful acts of Landlord, or any of its agents, employees, invitees, or contractors; and (2) for maintenance, upkeep and repair of the roof, roof membrane, roof system, repair of all paved areas and sidewalks, exterior walls and foundations and structural portions of the Premises not included in Tenant's obligations under Subsection B above (excluding, however, plate glass and doors of every description);

D. Net Lease. Excepting only Landlord's obligations set forth above or as otherwise set forth in this Lease, it is ·intended that this be an absolutely net lease, with Tenant to be responsible for all costs and expenses required to keep the entire Premises in good order and condition throughout the Lease Tenn.

E. Maintenance Contracts. Should Tenant fail to fully perform its obligations under this Section 6 in a timely fashion, then Landlord, by written notice to Tenant, may require that Tenant thereafter during the remainder of the Lease Term enter into and maintain, at its expense, a maintenance contract with a service contractor acceptable to and approved in writing by Landlord.

F. Tenant's Liability. Subject to the provisions of Section 17E hereof, all damage or injury to the Premises caused by any willful act or negligence of Tenant, its agents, employees, licensees, contractors, invitees or visitors, shall be repaired by Landlord at Tenant's sole expense, and Tenant shall reimburse Landlord for all costs and expenses thus incurred by Landlord on the date the next Minimum Rent payment is due hereunder after Tenant's receipt of Landlord's invoice for such repair expense.

G. Tenant Alterations and Trade Fixtures. Tenant shall not make any alterations, changes or improvements, that involve structural changes or that cost in the aggregate in excess of
$150,000.00, to the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall be permitted to install trade fixtures, equipment, and machinery on the Premises and, absent a Default by Tenant hereunder, to remove said trade fixtures, equipment, and machinery from the Premises upon the termination of this Lease.

If Tenant does remove such trade fixtures, equipment, and machinery Tenant shall return the
Premises to the same condition as existed at the time of original entry, ordinary wear and tear excepted. Provided, however, Tenant shall not remove permanent improvements made by Tenant to the Premises; and all such improvements shall belong to Landlord at the termination of this Lease, shall remain in the Premises, and shall not be damaged in the removal of Tenant's trade fixtures, equipment, and machinery. If Tenant does not remove the trade fixtures, equipment, and machinery at the end of the Lease Term, Landlord shall have the option either to declare such fixtures, equipment, and machinery abandoned and Landlord the owner thereof, or to demand that Tenant promptly remove the same at Tenant's expense, returning the Premises to the condition required herein.

Tenant shall not permit any work to be performed anywhere within the Premises except by duly licensed contractors or artisans, each of whom must carry adequate general public liability, builder's risk, and workmen's compensation insurance, certificates of which shall be furnished Landlord prior to the commencement of any such work on the Premises. At no time may Tenant do any work that results in a claim of lien against Tenant's or Landlord's interest in the Premises. Tenant is not, may not become, and shall never represent itself to be an agent of Landlord; and Tenant expressly recognizes that Landlord's title is paramount and tl1at Tenant can do nothing to affect or impair Landlord's title.

H. No Dangerous Condition. Tenant shall not permit, allow or cause any act or deed to be performed upon, in or about the Premises which shall cause, or be likely to cause, injury to any person, or to any adjoining property. Tenant shall, at all times, keep the Premises and the entryways, parking areas, sidewalks and delivery areas (if any) adjoining the Premises in a clean, neat, and orderly condition and free from rubbish, dirt, snow, standing water and ice.

7. CASUALTY LOSS. If the Premises shall be partially damaged by fire or other casualty insured under insurance policies maintained under this Lease ("Casualty Insurance Policies"), and if Landlord's lender(s) shall permit such insurance proceeds to be so used, then upon Landlord's receipt of the insurance proceeds, Landlord shall, except as otherwise provided herein, promptly repair and restore the same (exclusive of Tenant's improvements, personal property, trade fixtures, decorations, signs, and contents) substantially to the condition thereof existing immediately prior to such damage or destruction; limited, however, to the extent of the insurance proceeds received by Landlord for such casualty. If by reason of such occurrence: (a) the Premises is rendered wholly untenantable; or (b) the Premises is damaged in whole or in part as a result of a risk which is not covered by the Casualty Insurance Policies; or (c) Landlord's lender(s) shall not permit a sufficient amount of the insurance proceeds to be used for restoration purposes; or (d) the Premises is damaged in whole or in part during the last twelve (12) months of the Lease Term including any then properly exercised extension periods); or (e) the building or buildings which then comprise the Premises are damaged (whether or not the Premises is damaged) to an extent of twenty-five percent (25%) or more of the then fair market value of all such building or buildings; then Landlord may elect either to repair the damage as aforesaid, or to cancel this Lease by written notice of cancellation given to Tenant or Tenant may elect to cancel this Lease by written notice of cancellation given, and Tenant shall vacate and surrender the Premises to Landlord within fifteen (15) days after receipt of such notice or as soon thereafter as is feasible under the circumstances. If no such notice is given by Landlord or Tenant within said sixty (60) day period, then Landlord shall be required to restore the Premises, as provided above. In addition, Tenant may also terminate this Lease, by written notice to Landlord, if Landlord shall fail to restore the damaged portions of the Premises within one hundred eighty (180) days after or other cause beyond its reasonable control, from completing the restoration within said one hundred eighty (180) day period, and if Landlord shall provide Tenant with written notice of such cause for delay within fifteen (15) days of the occurrence thereof, said notice to contain the reason for delay and a good faith estimate of the period of the delay caused thereby, then Landlord shall have an additional period beyond said one hundred eighty (180) days, equal to the period Landlord is delayed by causes beyond its reasonable control, in which to restore the damaged areas of the Premises; and Tenant may not elect to terminate this Lease until said additional period has expired with Landlord having failed to complete such restoration. In such case, Tenant's fifteen (15) day notice of termination period shall begin to run upon the expiration of Landlord's additional period for restoration. Upon the termination of this Lease, Tenant's liability for the Rent and other charges reserved hereunder shall cease as of the effective date of the termination of this Lease, subject, however, to the provisions for the prior abatement of Rent hereinafter set forth. Unless this Lease is terminated as aforesaid, this Lease shall remain in full force and effect, and Tenant shall promptly repair, restore, or replace Tenant's improvements, trade fixtures, decorations, signs, and contents in the Premises in a manner and to at least a condition substantially equal to that existing prior to the casualty to the Premises, and the proceeds of all insurance carried by Tenant on its said property shall be held and disbursed by or on behalf of Tenant for the purposes of such repair, restoration, or replacement.

Except as hereafter provided to the contrary, if by reason of such casualty the Premises is rendered wholly untenantable, the Rent and other charges payable by Tenant shall be fully abated, or if only partially damaged, such Rent and other charges shall be abated proportionately as to that portion of the Premises rendered untenantable, in either event (unless the Lease is terminated, as aforesaid) from the date of such casualty until fifteen (15) days after notice by Landlord to Tenant that the Premises have been substantially restored, or until Tenant's has resumed its business operations in the Premises, whichever shall occur sooner. Tenant shall continue the operation of Tenant's business in the Premises or any part thereof not so damaged during any such period, to the extent reasonably practicable from the standpoint of prudent business management, and, except for such abatement of Rent and other charges as hereinabove set forth, nothing herein contained shall be construed to abate Tenant's obligations hereunder.

Provided, however, and subject to the terms of Section 17E hereof, Tenant shall reimburse Landlord, within thirty (30) days after the completion of such restoration, for the full cost of such restoration if any such damage or casualty shall be caused by the negligence or other wrongful act or omission of Tenant, or of Tenant's subtenants, concessionaires, licensees, contractors, employees, agents, or invitees, or their respective agents or employees, and there shall be no abatement of Rent or other charges which are Tenant's obligation under this Lease. Except for the abatement of the Rent and other charges hereinabove set forth, Tenant shall not be entitled to, and hereby waives, all claims against Landlord for any compensation or damage for loss of use of the whole or any part of the Premises, and for any inconvenience or annoyance occasioned by any such damage, destruction, repair, or restoration.

8. CONDEMNATION. If any portion of the Premises is taken by any governmental body vested with the right of exercise of eminent domain, whether such taking be effected by Court action or by settlement with the body exercising or threatening to exercise such power, and if (i) the property so taken materially and adversely interferes with Tenant's use and occupancy of the Premises, or (ii) all reasonable means of access to or from the Premises and/or security of the Premises, then Tenant shall have the option to terminate this Lease, which option must be exercised within sixty (60) days of such taking. If the Tenant shall not so elect to terminate, there shall be an adjustment of the Rent reflecting, on a pro rata basis, any reduction in Tenant's leased space. All of the condemnation award (except for damage to or the taking of Tenant's personal property, trade fixtures or leasehold improvement costs and Tenant's relocation award, which shall belong to Tenant) shall be the exclusive property of, and shall be paid to Landlord.

9. ASSIGNMENT AND SUBLETTING. Tenant shall not assign or sublet all or any part of the Premises, or make any other transfer of its interest in the whole or any portion thereof, directly or indirectly (a "Transfer"), at any time during the Lease Term without providing Landlord a minimum of
30 days prior written notice of the terms of the Transfer, and without the prior written consent of Landlord,
Which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained herein, neither (i) the transfer of stock or other voting or ownership interests in Tenant, nor (ii) a Permitted Transfer (as hereinafter defined) shall constitute a "Transfer" for purposes hereof, and shall not require Landlord's consent (or, in the case of clause (i), notice to Landlord). Notwithstanding the foregoing, Tenant may, witl10ut the consent of Landlord undertake the following (each, a "Permitted Transfer"): (a) assign the Lease to any Affiliate of Tenant, and/or (b) sublet and/or allow the use of space in the Premises to any Affiliate of Tenant, and/or any contractor, consultant, service provider joint venture partner or client of Tenant which is occupying space in the Premises for purposes related to the conduct of Tenant's business therein. For purposes hereof, an "Affiliate" of any person or entity is a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the first such person or entity. The word "control" means the power, directly or indirectly, by voting rights, contract or otherwise, to direct or cause the direction of the management or policies of a person or entity. Tenant shall provide Landlord with notice of a Permitted Transfer prior to or within thirty (30) days after the consummation thereof. In the event Landlord consents to any Transfer, Tenant shall be solely responsible for all costs and expenses related to physical changes to the Premises necessary to accommodate the sublessee or assignee. Any assignee or sublessee of Tenant, consented to by Landlord (to the extent Landlord consent is required), shall expressly assume the obligations of Tenant hereunder, and Tenant shall remain responsible for the faithful performance and observance of all of the covenants and obligations on Tenant's part to be performed in this Lease. Landlord's consent to any one Transfer hereunder shall not waive the requirement of its consent to any subsequent Transfer as required herein by Tenant or any assignee, subtenant or transferee. Any permitted sublease of all or any part of the Premises must contain a waiver of claims against Landlord by the subtenant and require the subtenant's insurer to issue waiver of subrogation rights endorsements to all policies of insurance carried in connection with the Premises or the contents thereof. All waivers shall be in form and substance acceptable to Landlord. Any attempted Transfers by Tenant in violation of the terms and conditions of this Paragraph shall be null and void.

10. COMPLIANCE WITH LAW. Tenant shall comply with all applicable federal, state and local statutes, treaties, rules, regulations, ordinances, codes, directives or orders issued pursuant thereto, affecting its use of the Premises.

11. SUBORDINATION- ATTORNMENT: ESTOPPEL CERTIFICATE. This Lease shall be deemed subject and subordinate to any mortgage or deed of trust (herein both referred to as a "Mortgage") which may heretofore or hereafter be executed by Landlord, provided that any mortgagee or beneficiary provides a commercially reasonable "non-disturbance" agreement to Tenant, unless the mortgagee or beneficiary thereunder (both hereafter called a "mortgagee") requests that this Lease be superior to its Mortgage, in which event this Lease shall be superior. In the event any proceedings are brought for foreclosure of any Mortgage on the Premises, Tenant will attorn to the purchaser at a foreclosure sale, and any assignee thereof, and recognize such purchaser, and any such assignee, as Landlord under this Lease, providing such purchaser or assignee agrees not to disturb Tenant's possession, or any rights of Tenant under this Lease or in the Premises, so long as Tenant is not in Default under the terms of this Lease. Tenant shall without charge execute, at Landlord's request, and within fifteen (15) days thereof, such instruments evidencing such attornment and the subordinate position of this Lease and related matters as Landlord or its mortgagee shall request; and, as often as requested, shall sign an estoppel certifying that this Lease is in full force and effect, and that the Minimum Rent and Additional Rent payable hereunder is unmodified and in full force and effect (or, if modified, stating the nature of such modification) and the date to which rent and other charges are paid, if any, and acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder or specifying such defaults if they are claimed and such other matters as Landlord may reasonably request. In no event shall Tenant be required to execute or deliver any such estoppel which would modify or amend any of the terms or provisions of this
Lease.

Tenant agrees to give any such mortgagee of whom Tenant has been informed notice of any default or failure to perform by Landlord under this Lease, and a reasonable opportunity to cure any such Landlord default hereunder, which shall in no event be less than thirty (30) days after written notice thereof has been delivered to said mortgagee; and Tenant agrees to accept such cure if effected by such mortgagee. Further, Tenant agrees to permit such mortgagee, or the purchaser at any foreclosure sale, and the successors and assigns thereof, on acquiring Landlord's interest in the Premises or the Lease, to become substitute Landlord hereunder, with liability only for such Landlord obligations under this Lease as accrue after Landlord's interest is so acquired.

Landlord agrees to execute and deliver to Tenant, within ten (10) Business Days of Tenant's written demand, an estoppel that this Lease is in full force and effect, and that the Minimum Rent and Additional Rent payable hereunder is unmodified and in full force and effect (or, if modified, stating the nature of such modification) and the date to which rent and other charges are paid, if any, and acknowledging that there are not, to Landlord's knowledge, any uncured defaults on the part of Tenant hereunder or specifying such defaults if they are claimed and such other matters as Tenant may reasonably request. In no event shall Landlord be required to execute or deliver any such statement which would modify or amend any of the terms or provisions of this Lease.

12. SIGNS. Tenant may not erect, install or display any additional sign or advertising material upon the Premises without the prior written consent of Landlord, not to be unreasonably withheld, conditioned and or delayed. Tenant may replace an existing sign erected upon the Premises as of the Commencement Date with a sign of comparable size without the consent of Landlord. Any and all signs placed on the Premises by Tenant shall be maintained in compliance with governmental rules and regulations governing such signs and Tenant shall be responsible to Landlord for any damage caused by installation, use or maintenance of said signs, and all damage incident to removal thereof.

13. ACCESS TO AND FROM PREMISES. Landlord shall have the right, either itself or through its authorized agents, to enter the Premises at all reasonable times after 48 hours advance notice to Tenant to examine the same, to show them to prospective purchasers or to tenants (during the last 9 months of the Lease Term, including any then properly exercised extension periods) for the Premises, to allow inspection by mortgagees, and to make such repairs, alterations, or changes as Landlord deems necessary. No advance notice shall be required in the event of emergency.

14. DEFAULT. If Tenant: (1) fails to pay any Rent or other sums payable by Tenant as provided in this Lease within five (5) days after delivery of written notice thereof from Landlord, provided such written notice shall not be provided more than two (2) times in any twelve (12) month period; or (2) breaches any other agreement or obligation herein set forth, and fails to cure such breach within thirty (30) days after delivery of written notice thereof from Landlord unless such breach cannot be reasonably cured in thirty (30) days; if Tenant does not in good faith commence cure with thirty (30) days and diligently proceed to completion; or (3) files (or has filed against it which is not dismissed within sixty (60) days of such filing) any petition or action for relief under any debtor's relief law (including bankruptcy, reorganization, or similar actions), either in state or federal court, then a "Default" by Tenant shall have occurred under this Lease, and, in addition to any other legal right or remedy which Landlord may have for such Default, Landlord may, at its sole election and without further notice to Tenant, exercise one or more or all of the following remedies:

(a)	Re-enter the Premises and correct or repair any condition which shall constitute a failure on Tenant's part to perform or abide by the terms of this Lease, and Tenant shall reimburse Landlord within fifteen (15) days of rendition of any statement to Tenant by Landlord for any expenditures made by Landlord in making such corrections or repairs;

(b) Re-enter the Premises in compliance with all applicable laws and remove therefrom Tenant and all property belonging to or placed on the Premises by, or at the direction of, Tenant, and place or store such Tenant property in any public warehouse or place of safekeeping selected by Landlord, at the sole expense and risk of Tenant, all of which property Tenant shall be deemed to have abandoned and forfeited to Landlord if Tenant shall not claim and remove such property and pay all rent arrearages plus reasonable storage charges applicable thereto, within thirty (30) days after delivery of written notice to remove from Landlord.

(c) Re-let the Premises or any part thereof for such periods, and at such rentals and other terms and conditions as Landlord, in its sole discretion, may deem advisable, and Landlord may make alterations or repairs to the Premises which it may reasonably deem necessary or appropriate to facilitate such re-letting; and Tenant shall pay all costs of such re-letting including the reasonable cost of any such repairs to the Premises. If this Lease shall not have been terminated, Tenant shall continue to pay all Rent due under this Lease up to and including the date of beginning of payment of rent by any subsequent tenant of part or all of the Premises, and thereafter Tenant shall pay monthly during the remainder of the Lease Term the difference, if any, between the rent collected from any such subsequent tenant or tenants and the Rent reserved in this Lease, but Tenant shall not be entitled to receive any excess of any such rents collected over the Rents reserved herein; or

(d) Terminate this Lease, which termination shall be effected by delivery to Tenant of written notice of such termination; and upon such termination, Landlord shall recover from Tenant all damages Landlord may suffer by reason of such termination, including, without limitation, the cost (including legal expenses and reasonable attorneys' fees) of recovering possession of the Premises, and the cost of any repairs to the Premises which are reasonably necessary to prepare the same for reletting and Landlord shall also be entitled to recover from the Tenant damages in an amount equal to all rental which is due and all rental which would otherwise have become due throughout the remaining term of this Lease, or any renewal or extension thereof (as if this Lease had not been terminated)

In the event of a Tenant Default, Landlord shall not be obligated to mitigate its damages.

In the event of any re-entry of the Premises by Landlord pursuant to any of the provisions of this Lease, Tenant hereby waives all claims for damages, except such claims arising out of proven acts of willful misconduct or negligence by Landlord, which may be caused by such re-entry by Landlord, and Tenant shall save Landlord harmless from any loss, cost (including legal expenses and reasonable attorneys' fees), or damages suffered by Landlord by reason of such re-entry, and no such re-entry shall be considered or construed to be a forcible entry, breach of the peace, or trespass.

No course of dealing between Landlord and Tenant, or any delay on the part of Landlord in exercising any rights it may have under this Lease, shall operate as a waiver of any of the rights of Landlord hereunder, nor shall any waiver of a prior Default operate as a waiver of any subsequent Default or Defaults, and no express waiver shall affect any condition, covenant, rule or regulation other than the one specified in such waiver, and that one only for the time and in the manner specifically stated.

The exercise by Landlord of any one or more of the remedies provided in this Lease shall not prevent the subsequent exercise by Landlord of any one or more of the other remedies herein provided. All remedies provided for in this lease are cumulative, and may, at the election of Landlord, be exercised alternatively, successively, or in any other manner, and are in addition to any other rights provided by law.

Except with respect to Subsection (d) above, no exercise of any right or remedy by Landlord under this Lease shall effect a termination thereof, unless Landlord shall elect to terminate this Lease by written notice to Tenant; provided, however, this Lease shall be deemed terminated and ended upon delivery of such notice of termination.

In the event Tenant and Landlord have a dispute arising out of this Lease or enforcing any rights or remedies afforded to the parties under this Lease, then the prevailing party shall be entitled to recover its reasonable attorney's fees and expenses from the other party.

15. QUIET ENJOYMENT. Provided Tenant is not in Default hereunder, it shall peacefully have and enjoy the possession of the Premises during the Lease Tenn.

16. NOTICES. Any notices which Landlord or Tenant is required or desires to given to the other shall be deemed sufficiently given or rendered if in writing and delivered personally, or sent by certified or registered mail, Federal Express, express U.S. mail, or air courier, postage or fees prepaid, to the address listed for such party, immediately below, or to such other address as the intended recipient shall have previously provided to the sender by like notice. All such notices or other communications shall be deemed delivered, given, and received on the earlier of: (1) the date of actual delivery; or (2) three days after mailing by certified or registered mail, or the next business day after sending by Federal Express or other air courier, as applicable, all regardless of refusal to accept delivery or inability to deliver due to the recipient having failed to keep the sender informed of the recipient's current address.

If to Landlord: Ateb Properties LLC
Attn: Manager
11125 Forest Pines Drive
Raleigh, North Carolina 27614

If to Tenant:     Ateb, Inc.
Attn: Director, Finance
11125 Forest Pines Drive
Raleigh, North Carolina 27614

With a copy to: Omnicell, Inc.
Attn: Facilities Manager
590 E. Middlefield Road
Mountain View, California 94043-4008

17.    INDEMNIFICATION AND INSURANCE.

A. Liability Insurance. Subject to the terms of Section 17E hereof, Tenant shall indemnify Landlord and save Landlord harmless from and against all claims, actions, damages, liability and expense in connection with loss of life, bodily injury, and damage to property occurring in or about, or arising out of, the Premises, to the extent occasioned wholly or in part by any act or omission of Tenant, its agents, licensees, contractors, customers, invitees or employees. Tenant shall, at all times, maintain in effect a comprehensive general public liability policy, which may be in the form of an umbrella policy, applicable to the Premises through an insurance company approved by Landlord, with combined single limits of liability of at least THREE MILLION AND 00/100 DOLLARS ($3,000,000.00) and up to the maximum amount permitted pursuant to any umbrella or other similar policy held by Tenant. Such policy shall show Landlord, Landlord's mortgagee and Landlord's Managing Agent, if any, as additional insureds, and evidence of insurance in such form as approved by Landlord and evidence of payment of premiums thereon shall be furnished to Landlord on initial occupation of the Premises by Tenant, and at all other times requested by Landlord, but not more often than twice annually, unless Tenant shall be in Default under this Lease. At least fifteen (15) days prior to the expiration or termination date of such policy, Tenant shall deliver to Landlord evidence of renewal or replacement policy in such form as approved by Landlord with proof of payment of twelve months premium thereon in advance. Tenant agrees to provide Landlord with copies of insurance certificates within fifteen (15) days of Landlord's request for same.

B. Litigation and Attorney Fees. In case Landlord or Tenant shall be made a party to any litigation commenced by or against the other, or its agents, contractors, customers or employees, such party shall protect and hold the other harmless therefrom, and shall pay all costs, expenses, and reasonable attorneys' fees (at all tribunal levels) incurred or paid by the other in connection with such litigation.

C. Tenant's Property and Insurance Thereon. Tenant shall properly maintain and care for its personal property on the Premises and shall also carry, at Tenant's expense, hazard insurance with extended coverage, insuring against loss or damage to Tenant's furnishings, fixtures, inventory, equipment and other property situated in or about the Premises to the full reasonable insurable value thereof with insurers acceptable to Landlord.

D. Thirty (30) Day Cancellation Notice. All policies of insurance to be maintained by Tenant under this Lease shall provide that: (i) they may not be canceled or amended except upon not less than thirty (30) days prior written notice to Landlord and any mortgagee of Landlord of which such insurer has actual notice; and (ii) coverage may not be denied thereunder, nor may the amount payable thereunder be diminished, by any negligent act or omission of Landlord or Tenant, or their successors or assigns.

E. Waiver of Subrogation. Each party waives all claims arising in any manner in its (the Injured Party's) favor and against the other party for loss or damage to the Injured Party's property located within or constituting a part or all of Premises. This waiver applies to the extent the loss or damage is covered by: (1) the Injured Party's insurance; or (2) the insurance the Injured Party is required to carry under this Lease, whichever is greater. This waiver also applies to each party's directors, officers, employees, shareholders, partners, and agents, but does not apply to claims caused by Landlord's, Tenant's, or such other parties' willful misconduct. All policies of insurance maintained by either Landlord or Tenant under the terms of this Lease shall contain a provision whereby the insurer waives all rights of subrogation against Landlord or Tenant.

18. SALE OF PREMISES; EXCULPATION. The term "Landlord" as used in this Lease means only the owner of the fee title to the Premises. The current Landlord, upon any transfer or conveyance of its interest in the Premises, shall be entirely freed and relieved of all covenants and obligations of the Landlord hereunder, and any transferee of Landlord's interest in the Premises will be responsible to assume and carry out any and all covenants and obligations of Landlord hereunder.

Any security given by Tenant to Landlord to secure performance of Tenant's obligations hereunder may be assigned and transferred by Landlord to the successor in interest to Landlord; and, upon acknowledgment by such successor of receipt of such security and its express assumption of the obligation to account to Tenant for such security in accordance with the terms of this Lease, the prior Landlord shall thereby be discharged of any further obligation relating thereto.

The liability of Landlord and its partners, agents, employees, stockholders, officers, and directors under this Lease shall be limited to Landlord's interest in the Premises. No other assets of Landlord or any such party shall be liable for, or subject to, any liabilities arising out of, or in connection with, this Lease.

19. LANDLORD DEFAULT. Should Tenant feel that there has been a default or failure by Landlord to perform Landlord's obligations under this Lease, then in addition to the notice to and right to cure on the part of any mortgagee as set forth in Section 14, Tenant shall give Landlord written notice and a reasonable opportunity to cure such default. If Landlord fails to do so within a reasonable period of time after receipt of Tenant's notice, then Tenant may cure such default and send a billing to Landlord. So long as Landlord acts reasonably and in good faith, there shall be no abatement or reduction of rent by reason of any action of Landlord.

20. HOLDING OVER. This Lease shall automatically terminate on the last day of the Lease Term without the requirement of notice from either party. Provided, however, if Tenant shall continue to occupy the Premises after the last day of the Lease Term with the prior written approval of Landlord, such occupancy shall be on a month to month basis, rent shall immediately increase to 150% of its amount on the last month of the term, but shall otherwise be upon the same terms and conditions as herein set forth, except that either party may terminate such month to month tenancy upon 30 days written notice to the other party.

21.     ENVIRONMENTAL COMPLIANCE.

A. Tenant's Responsibility. Tenant covenants and agrees that the Premises will, at all times during its use or occupancy thereof, be kept and maintained so as to comply with all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits, and regulations of all state, federal, local, and other governmental and regulatory authorities, agencies, and bodies applicable to the Premises pertaining to environmental matters, or regulating, prohibiting or otherwise having to do with asbestos, radon, PCB's and all other toxic, radioactive, or hazardous wastes or materials, including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended (all hereafter collectively called "Laws"). No material shall be installed in the Premises by Tenant or any employee, agent, or contractor of Tenant which contains any asbestos or other toxic or hazardous waste or substance; or which causes, or could cause the Premises to be in violation of any Laws: (1) when such material is installed; (2) while such material remains thereon; or (3) when such material is disturbed or removed.

B. Tenant's Liabilitv. Tenant shall hold Landlord free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord shall incur, or which Landlord would otherwise incur, by reason of Tenant's failure to comply with this Section; including, but not limited to: (1) the cost of bringing the Premises into compliance with all Laws; (2) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the same has been brought into compliance with all Laws; and (3) the reasonable fees and expenses of Landlord's attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Section.

C. Inspections by Landlord. Landlord and its engineers, technicians, and consultants (collectively the ''Auditors") may, from time to time as Landlord deems appropriate, conduct periodic tests and examinations ("Audits") of the Premises to confirm and monitor Tenant's compliance with this Section. Such Audits shall be conducted in such manner as to minimize the interference with Tenant's permitted activities on the Premises; however, in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant's compliance with this Section. Tenant shall fully cooperate with the Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this Section, in which case the cost of such Audit, and the cost of all subsequent Audits made during the Lease Term and within thirty (30) days thereafter (not to exceed two [2] such Audits in any consecutive twelve [12] month period), shall be paid for by Tenant within thirty (30) days of receipt by Tenant of invoices for such audits.

D. Limitation on Tenant Liabilitv. Provided, however, the foregoing covenants and undertakings of Tenant contained in this Section shall not apply to any condition or matter constituting a violation of any Law which existed prior to the date of this Lease to the extent such violation is caused by, or results from, the acts or neglect of Landlord, or Landlord's or such other tenants' employees, officers, partners, contractors, guests or invitees or to the extent such violation is caused by, or results from, the acts or neglect of Tenant, or Tenant's or such other tenants' employees, officers, partners, contractors, guests or invitees occurring prior to the date of this Lease.

Notwithstanding anything contained in this Lease to the contrary, Tenant is not liable or responsible for any hazardous or toxic materials that existed at lease commencement or which Tenant did not introduce onto the Premises.

E. Tenant's Liabilitv After Termination of Lease. The covenants contained in this Section shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord, or its successors and assigns, may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under this Section.

22. CONSENT NOT UNREASONABLY WITHHELD. Whenever the consent or approval of any party hereto is required under the terms of this Lease, such approval must be in writing to be effective; and in no event shall such consent or approval be unreasonably withheld or delayed.

23. DUE AUTHORIZATION. Each party, hereto which is a corporation or partnership (hereafter an "Organization") warrants and represents to the other party hereto that the Organization, and any of its partners or constituent members which are partnerships or corporations, are each valid and existing general or limited partnerships or corporations (as applicable), in good standing and duly authorized to transact business in North Carolina, and, if different, their states of organization; and that all persons executing this Lease on behalf of an Organization, or any partner or constituent member thereof, have been duly authorized to do so. Further, the execution of this Lease has been duly authorized by all appropriate action of each Organization and any such partner or constituent member thereof.

24. MISCELLANEOUS. The Premises are leased subject to all easements, restrictions, and rights of way of record legally affecting the same; provided that Landlord represents to Tenant that no such matters interfere with Tenant's use of the Premises for the permitted use.

This Lease may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all of the parties. Facsimile signatures are acceptable to bind the parties, provided an original signature is submitted within fifteen (15) days following execution.

This Lease shall not be recorded, but, at the request of either party and at such requesting party’s expense, a memorandum hereof, containing such information as is necessary to provide adequate record notice of the existence of the Lease and the terms hereof, including whether options to renew or purchase exist, shall be prepared and recorded in the county where the Premises are located.

The invalidity of any portion of this Lease shall not have any effect on the balance hereof. This Lease shall be binding upon the respective parties hereto, and upon their heirs, executors, successors and assigns. This Lease supersedes and cancels all prior negotiations between the parties, and all changes in this Lease shall be in writing and signed by the party affected by such change. The singular shall include the plural, and the masculine or neuter includes the other.
Time is of the essence under this Lease. Headings and captions are for convenience and not for interpretation. This Lease shall be construed and enforced under the laws of the State of North Carolina.

IN WITNESS WHEREOF, Landlord and Tenant, each with due authorization, have caused this
Lease to be duly executed in duplicate originals, all as of the day and year first above written

(SIGNATURES ON FOLLOWING PAGES]

SIGNATURES

LANDLORD:

ATEB PROPERTIES LLC, a North Carolina limited liability company

By:________/s/ Alun Prytherch__________________
Name:_____Alun Prytherch_____________________
Title:______Manager__________________________

TENANT:

ATEB, INC., a North Carolina corporation

By:________/s/ Eric C. Thomas_________________
Name:_____Eric C. Thomas____________________
Title:______CFO____________________________

EXHIBIT A
DESCRIPTION OF PREMISES

That certain tract of land containing approximately 10.89 acres shown as Lot 10 on the map entitled "Recombination Survey for CK Wakefield Properties, LLC," prepared by Priest, Craven & Associates, In. and recorded in Book of Maps 20!3, Page 00580 of the Wake County, North Carolina Registry.